Exhibit 23.3

CONSENT OF PINNACLE ENERGY SERVICES, LLC

We issued our report letter dated February 4, 2016 for the year ended December 31, 2015 on estimates of proved reserves and future net cash flows of certain oil and natural gas properties located in Wyoming County, Pennsylvania of Zena Energy, L.L.C. As independent oil and gas consultants, we hereby consent to the use and inclusion of information from the aforementioned report letter as attached as Exhibit 99.1 to the LSB Industries, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (“LSB 2015 10-K”) and incorporated by reference in this Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-212503) (“LSB Form S-1/A”). We hereby also consent to the references to our firm and to the use of our name, as it appears under the caption “Experts,” in the LSB Form S-1/A.

PINNACLE ENERGY SERVICES, LLC

By:	/s/ John Paul Dick
Name:	John Paul Dick
Title:	Manager, Registered Petroleum Engineer

October 11, 2016

Oklahoma City, Oklahoma